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                                                                  Exhibit 3.7.2

                         AMENDED AND RESTATED AGREEMENT

                                       OF

                               LIMITED PARTNERSHIP

                                       OF

                            FOSTER GRANT GROUP, L.P.

     THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Foster Grant Group, L.P. is made as of the 30th day of December, 1994, by and among Bonneau General, Inc., a Delaware corporation, as General Partner, Bonneau Holdings, Inc., a Delaware corporation, and O-Ray Holdings, Inc., a Delaware corporation, as the Limited Partners, and the Persons who become limited partners of the Partnership in accordance with the provisions hereof and whose names are set forth as Limited Partners on Schedule A attached hereto.

                                   WITNESSETH:

     WHEREAS, the General Partner has heretofore formed the Partnership by filing a Certificate of Limited Partnership with the Office of the Secretary of State of the State of Delaware on December 23, 1994 and entered into an Agreement of Limited Partnership of the Partnership, dated as of December 23, 1994 (the "Original Partnership Agreement") with the Initial Limited Partner; and

     WHEREAS, the parties hereto desire to continue the Partnership as a limited partnership under the Act and this Agreement and to admit O-Ray Holdings, Inc. as a limited partner of the Partnership; and

     WHEREAS, the parties hereto desire to provide for the governance of the Partnership and to set forth in detail their respective rights and duties relating to the Partnership and to amend and restate the Original Partnership Agreement in its entirety.

     NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to he legally bound, hereby amend and restate the Original Partnership Agreement in its entirety and hereby agree as follows:


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                                    ARTICLE I

                                  DEFINED TERMS

     Section 1.01. DEFINITIONS. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

     "Act" means the Delaware Revised Uniform Limited Partnership Act, 6 DEL.C. ss.17-l0l, ET SEQ., as amended from time to time.

     "Additional Units" has the meaning set forth in Section 4.03 (a).

     "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Partnership Fiscal Year, after giving effect to the following adjustments:

          (i) Credit to such Capital Account any amounts which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2 (g) (i) and 1.704-2 (i) (5) of the Regulations; and

          (ii) Debit to such Capital Account the items described in Sections 1.704-1 (b) (2) (ii) (d) (4), 1.704-1 (b) (2) (ii) (d) (5) and 1.704-1
(b) (2) (ii) (d) (6) of the Regulations.

     "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" means this Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, modified, supplemented or restated from time to time.

     "Bankruptcy" means, with respect to any Partner, (i) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other federal or state insolvency law, or the filing by a Partner of an answer consenting to or acquiescing in any such petition, (ii) the making by a Partner of any assignment for the benefit of its creditors or the admission by a Partner in writing of its inability to pay its debts as they mature, (iii) the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within a 60-day period after the occurrence of


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such event or (iv) the entry against it of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect.

     "Capital Account" means, with respect to any Partner, the account maintained for such Partner in accordance with the provisions of Section 4.05.

     "Capital Contribution" means, with respect to any Partner, the assets, liabilities, properties and business contributed to the Partnership by such Partner pursuant to Sections 4.01, 4.02, 4.03 and 4.04.

     "Certificate of Limited Partnership" means the Certificate of Limited Partnership and any and all amendments thereto and certificates of correction or restatements thereof filed on behalf of the Partnership with the Off ice of the Secretary of State of the State of Delaware.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (ss) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or such corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

     "Covered Person" has the meaning set forth in Section 12.01 (a).

     "Disabling Conduct" shall mean conduct that constitutes fraud, willful misconduct, bad faith or gross negligence.

     "General Partner" means Bonneau General, Inc. and includes any Person who becomes an additional or successor general partner of the Partnership pursuant to the provisions of this Agreement.

     "Guaranty" means the Subsidiary Guaranty Agreement, among BEC Distribution, Inc., Bonneau General, Inc., Bonneau Holdings, Inc., Foster Grant Group, L.P., Omega Optical Co., Inc., Omega Optical Co., L.P., Omega Optical General, Inc., Omega Optical Holdings, Inc., Optical Radiation Corporation, O-Ray Holdings, Inc., The Bonneau Company, ORC Caribe and NationsBank, National Association (Carolinas), as agent (the "Agent").

     "Indemnified Person" has the meaning set forth in Section 12.02 (a).

     "Initial Limited Partner" means Bonneau Holdings, Inc. in its capacity as a limited partner of the Partnership.

     "Limited Partner" means the Initial Limited Partner, O-Ray Holdings, Inc. and any other Person named as a limited partner of the Partnership on Schedule A hereto and includes any Person admitted as an additional limited partner of the Partnership or a substituted limited partner


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of the Partnership pursuant to the provisions of this Agreement, and "Limited
Partners" means two or more of such Persons when acting in their capacities as limited partners of the Partnership.

     "Liquidating Trustee" means the General Partner, or if there is no General Partner, a Person or Persons who may be approved by a Majority Vote.

     "Majority Vote" means the written approval of, or the affirmative vote by, the holders of a majority of the Outstanding Units.

     "Management Fee" has the meaning set forth in Section 7.01 (a).

     "Net Cash Flow" means, for each Partnership Fiscal Year or other period of the partnership, the gross cash receipts of the Partnership from all sources, but excluding all Capital Contributions and any amounts that are held by the Partnership as a collection agent or in trust for others or that are otherwise not unconditionally available to the partnership, less all amounts paid by or for the account of the Partnership during the same Partnership Fiscal Year or period (including, without limitation, payments of principal and interest on any Partnership indebtedness and payments of the Management Fee, and less any amounts determined by the General Partner to be necessary to provide a reasonable reserve for working-capital needs or to provide funds for any other contingencies of the Partnership. Net Cash Flow shall be determined in accordance with the cash receipts and disbursements method of accounting and otherwise in accordance with generally accepted accounting principles.

     "Net Profits and Net Losses" mean the annual income and loss, respectively, of the Partnership for a Partnership Fiscal Year as determined in accordance with principles applied in determining income, gains, expenses, deductions, or losses, as the case may be, reported by the Partnership for federal income tax purposes on its partnership tax return and computed with the following adjustments:

          (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss;

          (ii) Any expenditures of the Partnership described in Code Section 705
(a) (2) (B) or treated as Code Section 705 (a) (2) (B) expenditures pursuant to Regulations Section 1.704-1 (b) (2) (iv) (i), and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss;

          (iii) In the event the book value of any Partnership asset is adjusted pursuant to the terms of this Agreement for purposes of determining the Partners' Capital Accounts, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses.

          (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by


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reference to the book value (utilized for purposes of maintaining the Partners'
Capital Accounts) of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from such book value; and

          (v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account the book depreciation for such Partnership Fiscal Year or other period utilized for purposes of maintaining the Partners' Capital Accounts.

     "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2 (b)
(1) of the Regulations.

     "Nonrecourse Liability" has the meaning set forth in Section 1.704-2 (b)
(3) of the Regulations.

     "Outstanding Units" means the number of Units shown on the books and records of the Partnership to be outstanding other than Units held by the Partnership.

     "Partner" means any General Partner or Limited Partner, and "Partners" means two or more such Persons.

     "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2 (i) (3) of the Regulations.

     "Partner Nonrecourse Debt" has the meaning set forth in Section 1.704-2 (b)
(4) of the Regulations.

     "Partner Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2 (i) (l) and 1.704-2 (i) (2) of the Regulations.

     "Partnership" means Foster Grant Group, L.P., the limited partnership heretofore formed and continued under and pursuant to the Act and this Agreement.

     "Partnership Fiscal Year" shall mean the fiscal year ending each December 31st.

     "Partnership Minimum Gain" has the meaning set forth in Regulations Section 1.704-2 (b) (2) and 1.704-2 (d).

     "Person" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

     "Record Date" means the date established by the General Partner as the record date for purposes of any entitlement hereunder.


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     "Record Holder" means the Limited Partner or assignee in whose name a Unit is registered on the books and records of the Partnership or on Schedule A hereto and, as applied to the General Partner's interest in the Partnership, the owner thereof, in each case as of the close of business on any Record Date.

     "Security Agreement" means the Subsidiary Security Agreement, among BEC Distribution, Inc., Bonneau General, Inc., Bonneau Holdings, Inc., Foster Grant Group, L.P., Omega Optical Co., Inc., Omega Optical Co., L.P., Omega Optical General, Inc., Omega Optical Holdings, Inc., Optical Radiation Corporation, O-Ray Holdings, Inc., The Bonneau Company, Opti-Ray, Inc. and the Agent.

     "Substituted Limited Partner" means a Person who is admitted to the Partnership as a Limited Partner pursuant to this Agreement in place of a Limited Partner or an assignee, and who is a Record Holder or named as a Limited Partner on Schedule A to this Agreement.

     "Successor" means any Person who becomes (i) an assignee of a General Partner's interest in the Partnership, or part thereof (whether or not such assignee becomes an additional or successor General Partner pursuant to this Agreement), (ii) an assignee of a Limited Partner's interest in the Partnership, or part thereof (whether or not such assignee becomes a Limited Partner pursuant to this Agreement) and (iii) an assignee of a Successor, in each case upon approval of the General Partner, as provided in Section 11.02.

     "Tax Matters Partner" has the meaning set forth in Section 10.06 (a).

     "Term" has the meaning set forth in Section 2.08.

     "Treasury Regulations" means the income-tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations):

     "Unit" means an interest of a Limited Partner or an assignee in the Partnership representing such fractional part of the interests of all Limited Partners or assignees pursuant to this Agreement as is equal to the quotient of one divided by the number of Outstanding Units.

                                   ARTICLE II

                            CONTINUATION AND PURPOSES

     Section 2.01. CONTINUATION. The parties hereto hereby continue the Partnership as a limited partnership under and pursuant to the provisions of the Act and agree that the rights, duties and liabilities of the Partners shall be as provided in the Act, except as otherwise provided herein.


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     Section 2.02. NAME. The name of the Partnership heretofore formed and continued hereby is "Foster Grant Group, L.P.," unless and until the name of the Partnership is changed by the General Partner, in its sole discretion, and an appropriate amendment to the Certificate of Limited Partnership is filed as required by the Act. The Partnership's business may be conducted under the name of the Partnership or any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires.

     Section 2.03. PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Partnership shall be located at 1601 Valley View Lane, Dallas, Texas 75234. The General Partner may hereafter change the principal place of business of the Partnership to such other place or places as the General Partner may determine from time to time in its sole discretion. The General Partner shall give notice of any such change to the Limited Partners. The Partnership may maintain such other offices at such other places as the General Partner deems advisable.

     Section 2.04. REGISTERED OFFICE; REGISTERED AGENT. The address of the registered office of the Partnership in the State of Delaware is c/o The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-l00, Dover, Delaware 19904. The registered agent of the Partnership at that address shall be The Prentice Hall Corporation System, Inc. At any time, the General Partner may designate another registered agent and/or registered office and amend the Certificate of Limited Partnership accordingly.

     Section 2.06. PURPOSES. The purpose and business of the Partnership shall be any business which may lawfully be conducted by a limited partnership formed pursuant to the Act, including primarily, but without limitation, the manufacture, purchase, distribution, marketing and sale of optical and optical-related products; the carrying on of any business relating thereto or arising therefrom; and anything incidental or necessary to the foregoing.

     Section 2.07. POWERS. The Partnership shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes and business described herein and for the protection and benefit of the Partnership, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Partnership by the General Partner pursuant to Article VIII. The Partnership, and the General Partner on behalf of the Partnership, may enter into, deliver and perform (i) the Third Amended and Restated Loan and Security Agreement among Benson Eyecare Corporation ("Borrower"), BEC Distribution, Inc., Bonneau Holdings, Inc., Bonneau General, Inc., Foster Grant Group, L.P., Omega Optical Co., Inc., Omega Optical Co., L.P., Omega Optical Holdings, Inc., Omega Optical General, Inc., Optical Radiation Corporation, Opti-Ray, Inc., O-Ray Holdings, Inc., ORC Caribe, The Bonneau Company (collectively, the "Guarantors") and NationsBank, National Association (Carolinas) and each other lender executing and delivering a signature page thereto (the "Lenders"), and the other financial institutions from time to time parties thereto, and NationsBank, National Association (Carolinas) (the "Agent") (the "Facility A Credit Agreement"), (ii) the Third Amended and Restated Loan and Security Agreement (Facility B), among the


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Borrower, the Guarantors, the Lenders and the Agent, (iii) the Security
Agreement, (iv) the Guaranty, (v) the Intellectual Property Security Agreement (as defined in the Facility A Credit Agreement) and (vi) all such further instruments, certificates and documents to which the Partnership is a party or is required to deliver in connection with the foregoing documents (with such changes thereto as the persons executing the above-mentioned documents shall deem necessary, desirable or appropriate, as evidenced by his or their execution thereof) without any further act, vote or approval of any Partner notwithstanding any other provision of this Agreement, the Act or other applicable law, rule or regulation. The General Partner is hereby authorized to enter into the agreements described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other Agreements on behalf of the Partnership.

     Section 2.08. TERM. The term of the Partnership ("Term") commenced on the date the Certificate of Limited Partnership was filed in the Office of the Secretary of State of the State of Delaware and shall continue until the 31st day of December, 2025, unless dissolved before such date in accordance with the provisions of this Agreement.

                                   ARTICLE III

                         NAMES AND ADDRESSES OF PARTNERS

     Section 3.01. GENERAL PARTNER. The name and mailing address of the General Partner are set forth on Schedule A attached hereto and made a part hereof.

     Section 3.02. LIMITED PARTNERS. The names and addresses of the Limited Partners are set forth on Schedule A attached hereto and made a part hereof. A Person shall be deemed admitted as a Limited Partner at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Limited Partner on Schedule A hereto. Any reference in this Agreement to Schedule A shall he deemed to be a reference to Schedule A as amended and in effect from time to time.

                                   ARTICLE IV

                             CAPITAL CONTRIBUTIONS,

                       SALE OF UNITS AND CAPITAL ACCOUNTS

     Section 4.01. GENERAL PARTNER INITIAL CAPITAL CONTRIBUTION. The General Partner has made a contribution to the capital of the Partnership of the assets, properties and business, subject to the liabilities, referred to opposite such General Partner's name on Schedule A hereto. The agreed value of such General Partner's Capital Contribution is set forth in the books and records of the Partnership. The agreed percentage to which such General Partner's Capital Contribution represents to all Capital Contributions made to the Partnership is set forth opposite such General Partner's name on Schedule A hereto.


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     Section 4.02. LIMITED PARTNER INITIAL CAPITAL CONTRIBUTIONS. The Limited
Partners have made Capital Contributions of the assets, properties and business, subject to the liabilities referred to opposite such Limited Partner's name on Schedule A hereto. The agreed value of each of the Limited Partners Capital Contribution is set forth in the books and records of the Partnership. The agreed percentage to which each of the Limited Partners Capital Contribution represents to all Capital Contributions made to the Partnership is set forth opposite such Limited Partner's name on Schedule A hereto.

     Section 4.03. SALE OF ADDITIONAL LIMITED PARTNER INTERESTS.

          (a) The General Partner and the Partnership are hereby authorized to raise additional Partnership capital by offering and selling, or causing to be offered and sold, additional limited partner interests in the Partnership ("Additional Units") in such amounts and on such terms as the General Partner in its sole discretion may determine. Each Person who subscribes for any of the Additional Units shall be admitted as a Limited Partner at the time such Person
(i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Limited Partner on Schedule A hereto or the books and records of the Partnership. Each such Person shall pay in cash to the Partnership, as its Capital Contribution, the purchase price for such Additional Units upon its subscription therefor.

          (b) The General Partner, in its individual capacity, may purchase for cash such number of Additional Units as the General Partner, in its sole discretion, may desire to purchase, provided, however, if the price of such Additional Units is less than the book value of such Units, as determined from the financial statements of the Partnership as of the end of its last fiscal year, such purchase shall require a Majority Vote of the Limited Partners. Each Additional Unit held by the General Partner shall represent an interest in the Partnership as a Limited Partner that shall include all rights and obligations of a Limited Partner. As the holder of Additional Units, the General Partner shall be admitted to the Partnership as a Limited Partner of the Partnership.

     Section 4.04. ADDITIONAL CAPITAL CONTRIBUTIONS.

          (a) If the General Partner determines, in its sole discretion, that the Partnership requires additional capital contributions from the Partners, then written notice thereof shall promptly be given to all Partners. Upon the date specified in such notice, which date shall not be less than thirty (30) days after the date such notice is delivered or mailed, as the case may be, in accordance with Section 16.01, the Partners shall contribute to the Partnership in their PRO RATA share, based on their respective Capital Contributions, of the total amount of additional capital required by the Partnership. The General Partner shall cause all such Capital Contributions to be reflected on Schedule A to this Agreement.

     Section 4.05. CAPITAL ACCOUNTS. An individual Capital Account shall be established and maintained for each Partner and each Successor who hereafter owns an interest in the Partnership. The original Capital Account established for any Successor shall be in the same amount as, and shall replace, the Capital Account of the Person whom such Successor succeeds,


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and, for purposes of this Agreement, such Successor shall be deemed to have made the Capital Contribution of the Person whom such Successor succeeds. To the extent a Successor acquires less than the entire interest in the Partnership of the Person it succeeds, the original Capital Account of such Successor and its capital Contribution shall be in proportion to the interest it acquires, and the Capital Account of the Person who retains a partial interest in the Partnership, and the amount of its Capital contribution, shall be reduced in proportion to the interest it retains.

     The Capital Account of each Partner or Successor shall be maintained in accordance with the following provisions:

          Each Partner's Capital Account shall be:

               (i) Increased by

                    (A) Capital Contributions actually made by the Partner to
               the Partnership upon formation of the Partnership;

                    (B) Additional Capital Contributions actually made by the
               Partner to the Partnership subsequent to the formation of the Partnership;

                    (C) Allocations to the Partner of the Net Profits of the
               Partnership; and

                    (D) Other items properly added to Capital Accounts pursuant to the Code and the Regulations thereunder:

               and

               (ii) Decreased by

                    (A) The amount of money and the fair market value of
               property distributed to the Partner by the Partnership;

                    (B) Allocations to the Partner of expenditures of the
               Partnership which are not deductible in computing taxable income and not chargeable to capital account;

                    (C) Allocations to the Partner of Net Losses of the
               Partnership; and

                    (D) Other items properly deducted from Capital Accounts
               pursuant to the Code and the Regulations thereunder.


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     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1 (b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or the Partners) are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 13.04 hereof upon the dissolution and liquidation of the Partnership. The General Partner also shall
(x) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1 (b) (2) (iv) (1) and
(y) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1 (b) of the Regulations.

     Section 4.06. STATUS OF CAPITAL CONTRIBUTIONS.

          (a) Except as otherwise provided in this Agreement, the amount of a Partner's or a Successor's Capital Contribution may be returned to it, in whole or in part, at any time, but only upon (i) the consent of the General Partner (which consent the General Partner may withhold in its sole discretion) and (ii) the approval of a majority in interest in the capital of the Partnership among all Partners. Any such return of Capital Contribution shall be PRO RATA to all Partners and Successors in accordance with their then proportionate interests in Partnership capital. Notwithstanding the foregoing, no return of a Partner's or a Successor's Capital Contribution shall be made hereunder if such distribution would not comply with the requirements of ss.17-607 of the Act or other applicable law. Under circumstances requiring a return of any Capital Contribution, no Partner or Successor shall have the right to demand or receive property other than cash except as may be specifically provided in this Agreement.

          (b) No Partner or Successor shall receive any interest, salary, or drawing with respect to its Capital Contribution or its Capital Account or for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner or Successor, except as otherwise specifically provided in this Agreement.

          (c) Except as provided in the Act or in this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Except as provided in the Act or this Agreement, a Limited Partner shall be liable only to make its Capital Contribution pursuant to Section 4.02, Section 4.03 and Section 4.04 (a), to make any additional Capital Contribution to the Partnership. No General Partner shall have any personal liability for the repayment of any Capital Contribution of any Limited Partner.

     Section 4.07. ADVANCES. If any Partner or Successor shall advance any funds to the Partnership in excess of its Capital Contribution, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the


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Partnership. The amount of any such advance shall be a debt obligation of the
Partnership to such Partner or Successor and shall be repaid to it by the Partnership with such interest and upon such other terms and conditions as shall be mutually determined by such Partner or Successor and the General Partner. Any such advance shall be payable and collectible only out of the Partnership assets, and the Partners shall not be personally obligated to repay any part thereof. No Person who makes any nonrecourse loan to the Partnership shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital, or property of the Partnership, other than as a secured creditor.

                                    ARTICLE V

                                   ALLOCATIONS

     Section 5.01.

          (a) NET PROFITS AND NET LOSSES. After giving effect to the special allocations set forth in this Section 5.0l, all Net Profits and Net Losses of the Partnership for each calendar or fiscal year (as the case may be) shall be allocated among the General Partner and the Limited Partners in shares proportionate to their respective Capital Contributions, as set forth in Article IV and Schedule A hereof. Notwithstanding anything to the contrary above, the General Partner must be allocated not less than one percent (1%) of each material item of income, gain, loss, deduction or credit throughout the term of the Partnership.

          (b) SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

               (i) MINIMUM GAIN CHARGEBACK. Except as otherwise provided in
Section 1.704-2 (f) of the Regulations, notwithstanding any other provision of this Section 5.0l, if there is a net decrease in Partnership Minimum Gain during any Partnership Fiscal Year, each Partner shall be specifically allocated items of Partnership income and gain for such Partnership Fiscal Year (and, if necessary, subsequent Partnership Fiscal Years) in an amount equal to such Partners' share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section l.704-2 (g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2 (f) (6) and 1.704-2 (j)
(2) of the Regulations. This Section 5.01 (b) (i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2 (f) of the Regulations and shall be interpreted consistently therewith.

               (ii) PARTNER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2 (i) (4) of the Regulations, notwithstanding any other provisions of this Section 5.01, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Accounting Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt,


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determined in accordance with Section 1.704-2 (i) (5) of the Regulations, shall be specifically allocated items of Partnership income and gain for such Partnership Fiscal Year (and, if necessary, subsequent partnership Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2 (i) (4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2 (i) (4) and 1.704-2 (j) (2) of the Regulations. This Section 5.01 (b) (ii) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2 (i) (4) of the Regulations and shall be interpreted consistently therewith.

               (iii) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Partnership Fiscal Year shall be specifically allocated among the Partners in proportion to their respective Capital Contributions, as set forth in Article IV and Schedule A hereof.

               (iv) PARTNER NONRECOURSE DEDUCTIONS. Any Partner Nonrecourse Deductions for any Partnership Fiscal Year shall be specifically allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2 (i) (1) of the Regulations.

               (v) QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1 (b) (2) (ii) (d) (4), l.470-1 (b) (2) (ii) (d)
(5) or 1.704-1 (b) (2) (ii) (d) (6) of the Regulations, items of Partnership income and gain shall be specifically allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation Pursuant to this Section 5.0l (b) (v) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.01 of this Agreement have been tentatively made as if this Section were not in the Agreement.

               (vi) GROSS INCOME ALLOCATION. In the event any Partner has a deficit Capital Account at the end of any Partnership Fiscal Year that is in excess of the sum of (A) the amount, if any, such Partner is obligated to restore, and (B) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections l.704-2 (g) (i) and 1.704-2
(i) (5) of the Regulations, each such Partner shall be specifically allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.0l (b) (vi) shall made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in Section 5.01 of this Agreement have been tentatively made as if Section 5.01
(b) (v) hereof and this Section 5.01 (b) (vi) were not in this Agreement.

               (vii) CURATIVE ALLOCATIONS. Notwithstanding any other provision of this Agreement, the allocations pursuant to Sections 5.01 (b) (i) through 5.0l (b) (vi) (the

"Regulatory Allocations") shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations have not occurred.

          (c) CODE SECTION 704 (C). Income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners in accordance with
Section 704 (c) of the Code and the Regulations thereunder.

                                   ARTICLE VI

                                  DISTRIBUTIONS

          Section 6.01. NET CASH FLOW. Except as otherwise provided in Article XIII (relating to the dissolution of the Partnership), any distribution of the Net Cash Flow of the Partnership during any fiscal year of the Partnership shall be made to the Partners in shares proportionate to their respective Capital Contributions, as set forth in Article IV and Schedule A hereof.

          Section 6.02. DISTRIBUTION RULES. All distributions Pursuant to
Section 6.01 shall be at such times and in such amounts as shall be determined by the General Partner, in its sole discretion.

          Section 6.03. RESTRICTED DISTRIBUTIONS. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or other applicable law.

                                   ARTICLE VII

                         FEES PAYABLE TO GENERAL PARTNER

          Section 7.01. GENERAL PARTNER'S FEES.

               (a) The Partnership shall pay annually to the General Partner, as compensation for its services in the management and administration of the Partnership, a fee (the "Management Fee") until such time as the General Partner ceases to be a general partner of the Partnership or the Partnership is dissolved; provided, however, that so long as the General Partner does not withdraw from the Partnership or otherwise cease to fulfill its duties under this Agreement, the annual Management Fee may be increased or decreased by Majority Vote of the Limited Partners but shall not be less than $1,000 per month plus reimbursement of expenses incurred in connection with rendering services to the Partnership.

               (b) The Management Fee shall be payable by the Partnership within thirty (30) days after demand therefor by the General Partner, which demand shall be submitted by the General Partner to the Partnership and each Partner annually within sixty (60) days following December 1 of each year during the Term of the Partnership.

          Section 7.02. REIMBURSEMENT OF EXPENSES. In addition to the fees payable to the General Partner pursuant to Section 7.0l, the Partnership shall reimburse the General Partner for all ordinary and reasonably necessary out-of-pocket expenses incurred by the General Partner on behalf of the Partnership.

                                  ARTICLE VIII

                                   MANAGEMENT

          Section 8.01. MANAGEMENT AND CONTROL OF THE PARTNERSHIP. The General Partner shall have full, exclusive and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Partnership as set forth herein. No Limited Partner or assignee, as such, shall have any authority, right or power to bind the Partnership, to manage or control, or to participate in the management or control of, the business and affairs of the Partnership in any manner whatsoever.

          Section 8.02. POWERS OF GENERAL PARTNER.

               (a) Except as otherwise expressly provided herein, the General Partner (acting on behalf of the Partnership), shall have the right, power and authority, in the management of the business and affairs of the Partnership, to do or cause to be done any and all acts, at the expense of the Partnership, as the case may be, deemed by the General Partner to be necessary or appropriate to effectuate the business, purposes and objectives of the Partnership. The power and authority of the General Partner shall include, without limitation, the power and authority.

                    (1) To acquire, own, lease, sublease, manage, finance, hold, deal in, request, re-zoning of, control or dispose of any interest or rights in personal property or real property;

                    (2) To negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Partnership;

                    (3) To pay, collect, compromise, litigate, arbitrate, or otherwise adjust or settle any and all other claims or demands of or against the Partnership or to hold such proceeds against the payment of contingent liabilities;

                    (4) To borrow money or to obtain credit in such amounts, at such rate of interest and upon such other terms and conditions as the General partner deems appropriate, recourse or nonrecourse, from banks, other lending institutions or any other Person, including the Partners, and pursuant to indentures, loan agreements or any other type of instrument, for any purpose of the Partnership and to secure payment of the principal of any such indebtedness and the interest thereon by mortgage, pledge, conveyance or assignment in trust of or grant security interest in the whole or any part of any or all of the property and assets of the Partnership;

                    (5) To make, execute, assign, acknowledge and file on behalf of the Partnership any and all documents or instruments of any kind which the General Partner may deem necessary or appropriate in carrying out the purposes and business of the Partnership; and any Person dealing with the General Partner shall not be required to determine or inquire into its authority or power to bind the Partnership or to execute, acknowledge or deliver any and all documents in connection therewith;

                    (6) To assume obligations, enter into contracts, including contracts of guaranty or suretyship, incur liabilities, lend money and otherwise use the credit of the Partnership, and to secure any and all obligations, contracts or liabilities of the partnership by mortgage, pledge or other encumbrances of all or any part of the property and income of the Partnership;

                    (7) To invest funds of the Partnership;

                    (8) To employ and engage suitable agents, employees, advisors, consultants and counsel (including any custodian, investment advisor, accountant, attorney, corporate fiduciary, bank or other reputable financial institution, or any other agents, employees or Persons who may serve in such capacity for the General Partner or any Affiliate of the General Partner) to carry out any activities that the General Partner is authorized or required to carry out under this Agreement (subject to the supervision and control of the General partner), including, without limitation, a Person who may be engaged to undertake some or all of the general management, property management, financial accounting and record-keeping or other duties of the General Partner and to indemnify such Persons against liabilities incurred by them in acting in such capacity as on behalf of the Partnership;

                    (9) To employ and retain Persons as may be necessary or appropriate for the conduct of the Partnership's business (subject to the supervision and control of the General Partner), including employees and agents who may be designated as officers with titles including but not limited to "chairman," "chief executive officer," "president," "vice president," "treasurer," "secretary," "assistant secretary," "general manager," "director" and "chief financial officer," as and to the extent authorized by the General Partner.

                    (10) To register, qualify, list or report, or cause to be registered, qualified, listed or reported, this Agreement, the Units issued in connection herewith or the Partnership pursuant to the Securities Act of 1933, the Exchange Act, any other securities laws of the United States, the securities laws of any State of the United States, the laws of any other jurisdiction, the laws of any securities exchange or pursuant to an automated quotation system of a registered securities association as the General Partner deems appropriate.

                    (11) To qualify the Partnership to do business in any state, territory, dependency or foreign country;

                    (12) To sell or dispose of all or a portion of the Partnership's assets for the benefit of the partners at the times and on terms determined by the General Partner, in its sole discretion;

                    (13) To form or cause to be formed, and to own the stock of one or more corporations, and to form or cause to be formed and to participate in partnerships, joint ventures, limited liability companies, trusts and other entities; and

                    (14) To possess and exercise any additional rights and powers of a General Partner under the partnership laws of the State of Delaware, including, without limitation, the Act and the Delaware Uniform Partnership Law (and any other applicable laws, to the extent not expressly prohibited by this Agreement).

          The expression of any power or authority of the General Partner in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement. Notwithstanding any of the foregoing, the Partnership shall be operated in such a manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.

          Section 8.03. OUTSIDE BUSINESS. Any Partner or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Partnership and neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper. No Partner or Affiliate thereof shall be obligated to present any particular investment opportunity to the Partnership even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership, and any Partner or Affiliate shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

          Section 8.04. RELATIONSHIPS WITH AFFILIATES. The Partnership may enter into any agreement or contract with the General Partner, any Person who is an Affiliate of the General Partner, any Limited Partner, any Affiliate of a Limited Partner, or any agent of the General Partner or the Partnership without the prior approval of any other Partners.

          Section 8.05. TITLE TO ASSETS OF THE PARTNERSHIP. Title to assets of the Partnership, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such assets of the Partnership or any portion thereof. Title to any or all of the assets of the Partnership may be held in the name of the Partnership, the General Partner or in the name of one or more nominees, as the General Partner may determine. The General Partner declares and warrants that any assets of the Partnership for which legal title is held in the name of the General Partner shall be held in trust by the General Partner for the use and benefit of the Partnership in accordance with the terms and provisions of this Agreement. All assets of the Partnership shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such assets of the Partnership is held.

          Section 8.06. PURCHASE OR SALE OF UNITS. The General Partner may, on behalf of and for the account of the Partnership, purchase or otherwise acquire Units and, following any such purchase or acquisition, may sell or otherwise dispose of any such Units in accordance with applicable law.

          Section 8.07. RESOLUTION OF CONFLICTS OF INTEREST.

               (a) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership or a Limited Partner, on the other, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that the General Partner shall act in a manner which is, or provides terms which are, fair and reasonable to the partnership, or any Limited Partner, the General Partner shall resolve such conflict of interest, taking such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the General Partner at law or in equity or otherwise.

               (b) Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its "good faith" or under another expressed standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by the relevant provisions of law or in equity or otherwise.

          Section 8.08 MERGER. The Partnership may merge with, or consolidate into, another business entity (as defined in Section 17-211 (a) of the Act) upon the approval by the General Partner and a Majority Vote of the Limited Partners. In accordance with Section 17-211 of the Act (including Section 17-211 (g)), notwithstanding anything to the contrary contained in this Agreement, an agreement of merger or consolidation approved by the General Partner and a Majority Vote of the Limited Partners, may (A) effect any amendment to this Agreement, or (B) effect the adoption of a new partnership agreement for the Partnership if it is the surviving or resulting limited partnership of the merger or consolidation. Any amendment to this Agreement or adoption of a new partnership agreement made pursuant to the foregoing sentence shall be effective at the effective time or date of the merger or consolidation. The provisions of
Section 8.08 shall not be construed to limit the accomplishment of a merger or of any of the matters referred to herein by any other means otherwise permitted by law.

                                   ARTICLE IX

                                LIMITED PARTNERS

          Section 9.01. LIABILITY OF LIMITED PARTNERS. Except as otherwise expressly required by law, a Limited Partner, in its capacity as such, shall have no liability in excess of (i) the amount of its Capital Contribution, (ii) its share of any undistributed profits and assets of the Partnership, (iii) its obligation to make other payments expressly provided for in this Agreement and
(iv) the amount of any distributions wrongfully distributed to it. It is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of any money or other property in violation of the Act. The payment of any such money or distribution of any such property to a Limited Partner shall be deemed to be a compromise within the meaning of Section 17-502
(b) of the Act, and the Limited Partner receiving any such money or property shall not be required to return any such money or property to any Person, the Partnership or any creditor of the Partnership. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner.

          Section 9.02. NO MANAGEMENT BY LIMITED PARTNERS. No Limited Partner, in its capacity as such, shall take part in the day-to-day management, operation or control of the business and affairs at the Partnership. The Limited Partner shall not have any right, power, or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership. A Limited Partner shall have no rights other than those specifically provided herein or granted by law.

          Section 9.03. EMPLOYEES, AGENTS OR OFFICERS OF THE PARTNERSHIP OR A GENERAL PARTNER. A Limited Partner or an employee, agent, director or officer of a Limited Partner may also be an employee, agent, director or officer of the Partnership or a General Partner. The existence of these relationships and acting in such capacities will not result in a Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the liability of the Limited Partner or the Person so acting.

                                    ARTICLE X

                     BOOKS, RECORDS AND FINANCIAL STATEMENTS

          Section 10.01. RECORDS AND ACCESS TO RECORDS. At all times during the continuation of the Partnership, the General Partner shall keep or cause to be kept full and true books of account maintained in accordance with generally accepted accounting principles consistently applied in which shall be entered fully and accurately each transaction of the Partnership. Such books of account, together with a copy of this Agreement and of the Certificate of Limited Partnership, and any amendments thereto, shall at all times be maintained at the principal place of business of the Partnership and shall be open to inspection and examination at reasonable times by all Partners and their duly authorized representatives for any purpose reasonably related to such Partner's interest as a partner in the Partnership.

          Section 10.02. CONFIDENTIALITY PROVISIONS AND LIMITATIONS ON ACCESS. Notwithstanding any other provision of this Agreement, the General Partner may, to the maximum extent permitted by applicable law, keep confidential from the Limited Partners any information the disclosure of which the General Partner reasonably believes is not in the best interest of the Partnership or is adverse to the interests of the Partnership or which the Partnership or the General Partner is required by law or by an agreement with any Person to keep confidential.

          Section 10.03. BANK OR BROKERAGE ACCOUNT. All funds of the Partnership shall be deposited in the Partnership name in such bank or brokerage account or accounts as shall be designated by the General Partner. Withdrawals from any such bank or brokerage account or accounts shall be made upon such signature or signatures as the General Partner may designate.

          Section 10.04. RIGHT TO MAKE SECTION 754 ELECTION. The General Partner may, in its sole discretion, make or revoke, on behalf of the Partnership, an election in accordance with ss.754 of the Code, so as to adjust the basis of Partnership property in the case of a distribution of property within the meaning of ss.734 of the Code, and in the case of a transfer of a Partnership interest within the meaning of ss.743 of the Code. Each of the Partners shall, upon request of the General Partner, supply the information necessary to give effect to such an election.

          Section 10.05. TAX MATTERS PARTNER.

               (a) The General Partner is hereby designated as the "Tax Matters Partner" of the Partnership within the meaning of ss.6231 (a) (7) of the Code and shall have the power to manage and control, on behalf of the Partnership, any administrative proceeding at the Partnership level with the Internal Revenue Service relating to the determination of any item of Partnership income, gain, loss, deduction, or credit for federal income tax purposes.

               (b) The Tax Matters Partner shall comply with all statutory provisions of the Code applicable to a "tax matters partner" and shall, without limitation, within thirty (30) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Partnership level relating to the determination of any Partnership item of income, gain, loss, deduction, or credit, mail a copy of such notice to each Partner.

                                   ARTICLE XI

              ASSIGNABILITY, ADMISSION AND WITHDRAWAL OF PARTNERS

          Section 11.01. ASSIGNABILITY OF A GENERAL PARTNER'S INTEREST IN THE PARTNERSHIP. A General Partner may not sell, transfer, assign, pledge, encumber, mortgage, or otherwise hypothecate (hereinafter in this Article XI collectively referred to as "assign" or "assignment") the whole or any part of its interest as a General Partner in the Partnership without the prior Majority Vote of the Limited Partners. An assignee of all or part of the interest of a General Partner in the Partnership shall be admitted to the Partnership as a general partner of the Partnership only if a Majority Vote of the Limited Partners approves in writing the admission of such assignee as an additional or successor General Partner. If such vote is obtained, the admission shall be effective upon the filing of an amendment to the Certificate of Limited Partnership with the Secretary of State of the State of Delaware which indicates that such Person has been admitted to the Partnership as a general partner of the Partnership, and shall occur, and for all purposes shall be deemed to have occurred, immediately prior to the time the assignor ceases to be a general partner of the Partnership. Upon the filing of an amendment to the Certificate of Limited Partnership with the Secretary of State of the State of Delaware which indicates that a General Partner is no longer a general partner of the Partnership, such General Partner shall at that time cease to be a general partner of the Partnership.

          Section 11.02. ASSIGNABILITY OF A LIMITED PARTNER'S INTEREST IN THE PARTNERSHIP. No Limited Partner may assign the whole or any part of its interest in the Partnership without the prior written consent of the General Partner, which consent shall not be unreasonably withheld (taking into account the best interests of the Partnership). If the prior written consent of the General Partner is obtained for any such assignment, such assignment shall, nevertheless, not entitle the assignee to become a Substituted Limited Partner or to be entitled to exercise or receive any of the rights, powers or benefits of a Limited Partner other than the right to receive distributions to which the assigning Limited Partner would be entitled, unless the assigning Limited Partner designates, in a written instrument delivered to the General Partner, its assignee to become a Substituted Limited partner and the General Partner, in its sole discretion, consents to the admission of such assignee as a Limited Partner;
and provided further, that such assignee shall not become a Substituted Limited Partner without having first executed an instrument reasonably satisfactory to the General Partner accepting and adopting the terms and provisions of this Agreement, including a counterpart signature page to this Agreement, and without having paid to the Partnership a fee sufficient to cover all reasonable expenses of the Partnership in connection with its admission as a Substituted Limited Partner. Upon the occurrence of all of such events, the General Partner shall cause the Partnership's books and records and Schedule A hereto to reflect such assignment or substitution, as the case may be.

          Section 11.03. RECOGNITION OF ASSIGNMENT BY PARTNERSHIP. No assignment, or any part thereof, that is in violation of Article XI shall be valid or effective, and neither the Partnership nor the General Partner shall recognize the same for the purpose of allocating profits and losses pursuant to
Section 5.01 or making distributions of Partnership Net Cash Flow pursuant to
Section 6.01 with respect to such Partnership interest, or part thereof. Neither the Partnership nor the General Partner shall incur any liability as a result of refusing to make any such distributions to the transferee of any such invalid assignment.

          Section 11.04. EFFECTIVE DATE OF ASSIGNMENT. Any valid assignment of a Limited Partner's interest in the Partnership, or part thereof, pursuant to the foregoing provisions of Section 11.02 shall be effective as of the close of business on the day on which the General Partner gives its written consent to such assignment whether or not the name of the assignee shall have been reflected on the Partnership books and records as of such date. The Partnership shall, from the effective date of such assignment, thereafter pay all further distributions of Net Cash Flow, on account of the Partnership interest (or part thereof) so assigned, to the assignee of such interest, or part thereof. As between any partner and its assignee, profits and losses for the fiscal year of the Partnership in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any manner permitted under ss.706 (d) of the Code as such Partner and its assignee may agree to.

          Section 11.05. DEATH, INCOMPETENCY, BANKRUPTCY OR DISSOLUTION OF A LIMITED PARTNER. The death, incompetency, bankruptcy, dissolution or other cessation to exist as a legal entity of a Limited Partner shall not, in and of itself, dissolve the Partnership. In any such event, the legal representative or successor of such Limited Partner may exercise all of the rights of such Limited Partner for the purpose of settling its estate or administering its property, subject to the terms and conditions of this Agreement, including any power of an assignee to become a Limited Partner.

          Section 11.06. WITHDRAWAL FROM THE PARTNERSHIP. Except as provided in this Agreement, a General Partner or a Limited Partner may not withdraw as a general partner of the Partnership or as a limited partner of the Partnership, as the case may be.

               (a) A General Partner may elect to withdraw from the Partnership upon giving at least sixty (60) day's prior written notice of its intention to do so to all other Partners (General and Limited). Such withdrawal shall be effective on the date specified in such notice

("Withdrawal Date"). The Partnership shall be dissolved effective on the Withdrawal Date unless the Limited Partners by Majority Vote elect a successor General Partner prior to such Withdrawal Date. Such successor General Partner shall be deemed admitted to the Partnership immediately prior to the Withdrawal Date and shall continue the Partnership without dissolution. A successor General Partner shall be admitted as a general partner of the Partnership upon the filing of an amendment to the Certificate of Limited Partnership with the Secretary of State of the State of Delaware which indicates that the successor General Partner has been admitted as a general partner of the Partnership and that the withdrawn General Partner is no longer a general partner of the Partnership.

               (b) The withdrawal of a General Partner shall not in any way relieve the General Partner of any Partnership liabilities incurred or accrued prior to the Withdrawal Date.

          Section 11.07. REMOVAL OF GENERAL PARTNER. A General Partner may be removed as a general partner of the Partnership with or without cause upon (i) the approval of Limited Partners having, in the aggregate, not less than eighty per cent (80%) of the Outstanding Units, and (ii) the election by such Limited Partners having not less than eighty percent (80%) of the Outstanding Units of a successor General Partner. Upon any such election, all Partners shall be bound thereby and shall be deemed to have approved thereof. Such successor General Partner shall be deemed admitted to the Partnership immediately prior to the removal of the predecessor General Partner and shall continue the Partnership without dissolution. A successor General Partner shall be admitted as a general partner of the Partnership upon the filing of an amendment to the Certificate of Limited Partnership with the Secretary of State of the State of Delaware which indicates that the successor General Partner has been admitted as a general partner of the Partnership and that the removed General Partner is no longer a general partner of the Partnership.

          Section 11.08. PLEDGE OF A GENERAL AND LIMITED PARTNERS' INTEREST IN THE PARTNERSHIP. The General Partner may assign and pledge its entire interest in the Partnership or any lesser percentage of its interest in the Partnership pursuant to an assignment of partnership interests, to be entered into by and between the Limited Partner and NationsBank, National Association (Carolinas), as Agent, and otherwise perform its obligations thereunder, without any further act, vote or approval of any Partner, notwithstanding any other provision of this Agreement, the Act or other applicable law. A Limited Partner may assign and pledge its entire interest in the Partnership or any lesser percentage of its interest in the Partnership pursuant to an assignment of partnership interests, to be entered into by and between the General Partner and NationsBank, National Association (Carolinas), as Agent, and otherwise perform its obligations thereunder, if prior written consent of the General Partner is obtained for any such assignment and pledge, notwithstanding any other provision of this Agreement, the Act or other applicable law. None of the Partners shall cease to be a partner of the Partnership or to have the power to exercise any rights or powers of a partner of the Partnership upon the assignment or pledge of all of its partnership interest in the Partnership in accordance with this
Section 11.08. The pledge of, or granting of a security interest, lien or other encumbrance in accordance with this Section 11.08 in or against, any or all of the partnership interest of a Partner in the Partnership shall not cause such Partner to cease to be a partner of the Partnership or to have the power to exercise any rights or powers of a partner of the Partnership.

                                   ARTICLE XII

                       EXCULPATION AND INDEMNIFICATION OF
                THE GENERAL PARTNER AND OTHER INDEMNIFIED PERSONS

          Section 12.01. EXCULPATORY PROVISIONS.

               (a) Notwithstanding any other terms of this Agreement, whether express or implied, or obligation or duty at law or in equity, neither the General Partner, the Limited Partner, nor any of their respective officers and directors of the Partnership (individually, a "Covered Person" and collectively, the "Covered Persons") shall be liable to the Partnership or any Partner for any act or omission (in relation to the Partnership, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Partnership and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute Disabling Conduct.

               (b) A Covered Person may rely and shall incur no liability in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer of any Person in order to ascertain any fact with respect to such Person or within such Person's knowledge and may rely on an opinion of counsel selected by such Covered Person with respect to legal matters unless such Covered Person acts in bad faith.

          Section 12.02. INDEMNIFICATION OF GENERAL PARTNER AND OTHER INDEMNIFIED PERSONS.

               (a) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless the General Partner, the Limited Partner and all directors, officers and shareholders of the General Partner and all officers of the Partnership (individually, an "Indemnified Person" and collectively, the "Indemnified Persons") from and against any and all losses, claims, demands, liabilities, expenses (including all fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management or the affairs of the Partnership, or the General Partner or its status as a General Partner, director, officer or shareholder thereof or its status as an officer of the Partnership or a Person serving at the request of the Partnership, the General Partner in another entity in a similar capacity, which relates to or arises out of the Partnership, its property, its business or affairs, and regardless of whether the liability or expense accrued at or relates to, in whole or in part, any time before, on or after the date hereof. The negative disposition of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE, or its equivalent, shall not, of itself, create a presumption that the Indemnified Person acted in a manner contrary to the standard set forth in
Section 12.02 (b) below. Any indemnification pursuant to Section 12.02 shall be made only out of the assets of the Partnership.

               (b) An Indemnified Person shall not be entitled to Indemnification under Section 12.02 with respect to any claim, issue or matter in which it has engaged in Disabling Conduct.

               (c) To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding may, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in
Section 12.02.

               (d) The indemnification provided by Section 12.02 shall be in addition to any other rights to which the Indemnified Person may be entitled under any agreement, by law or vote of the Partners as a matter of law or otherwise, both as to action in the Indemnified Person's capacity as the General Partner, director, officer or shareholder thereof, or as an officer of the Partnership and, as to action in any other capacity, shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of an Indemnified Person.

               (e) The General Partner and the Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Partner shall, in its sole discretion, deem reasonable, on behalf of Indemnified Persons and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with activities of the Partnership or such indemnitees, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement. The General Partner and the Partnership may enter into indemnity contracts with Indemnified Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under
Section 12.02 and containing such other Procedures regarding indemnification as are appropriate.

               (f) In no event may any Indemnified Person subject the Limited Partners to personal liability by reason of any indemnification of an Indemnified Person under this Agreement or otherwise.

               (g) An Indemnified Person shall not be denied indemnification in whole or in part under Section 12.02 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction is otherwise permitted by the terms of this Agreement.

               (h) The provisions of Section 12.02 are for the benefit of the Indemnified Persons and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to be for the benefit of any other Persons. The provisions of Section 12.02 shall not be amended in any way that would adversely affect the Indemnified Person without the consent of the Indemnified Person.

          Section 12.03. DUTIES OF A GENERAL PARTNER AND OTHERS CONTROLLING A GENERAL PARTNER. To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnified Person acting in connection with the Partnership's business or affairs, shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnified Person.

                                  ARTICLE XIII

                           DISSOLUTION AND TERMINATION

          Section 13.01. NO DISSOLUTION. The Partnership shall not be dissolved by the admission of additional Limited Partners or Substituted Limited Partners or by the admission of additional General Partners or successor General Partners in accordance with the terms of this Agreement.

          Section 13.02. EVENTS CAUSING DISSOLUTION. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

               (a) The expiration of the term of the Partnership, as provided in
Section 2.08;

               (b) The withdrawal, removal or bankruptcy of the General Partner or assignment by the General Partner of its entire interest in the Partnership when the assignee is not admitted to the Partnership as an additional or successor General Partner in accordance with Section ll.0l, or the occurrence of any other event that results in the General Partner ceasing to be a general partner of the Partnership under the Act, provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (b) if (i) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (ii) within ninety (90) days after the occurrence of such event, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership.

               (c) A written determination by the General Partner to dissolve the Partnership;

               (d) The affirmative vote of holders of seventy-five percent (75%) or more of the Outstanding Units to dissolve the Partnership;

               (e) The sale by the Partnership of all or substantially all of the Partnership's assets; or

               (f) The entry of a decree of judicial dissolution under Section 17-802 of the Act.

          Section 13.03. NOTICE OF DISSOLUTION. Upon the dissolution of the Partnership, the General Partner or the Liquidating Trustee, as the case may be, shall promptly notify the Partners of such dissolution.

          Section 13.04. LIQUIDATION. Upon dissolution of the Partnership, the General Partner, or, in the event that the dissolution is caused by an event described in Section 13.02 (b) and there is no other General Partner, a Person or Persons who may be approved by a Majority Vote as the Liquidating Trustee, shall immediately commence to wind up the Partnership's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the partners to minimize the normal losses attendant upon a liquidation. The Partners shall continue to share profits and losses during liquidation in the same proportions as specified in Article V as before liquidation. Each Partner shall be furnished with a statement prepared by the Partnership's certified public accountant that shall set forth the assets and liabilities of the Partnership as of the date of dissolution. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

               (a) To creditors of the Partnership, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof); and

               (b) To distribute to the Partners the remaining proceeds of liquidation in accordance with the Capital Account balances of the Partners unless otherwise agreed pursuant to a Majority Vote and the consent of the General Partner.

          Section 13.05. METHODS OF LIQUIDATION. The Partnership may be liquidated by either:

               (a) Selling the Partnership assets and distributing the net proceeds therefrom in the manner provided in Section l3.04. Any net gain or loss realized by the Partnership on the sale or other disposition of Partnership assets in the process of liquidation of the Partnership shall be allocated to the Partners in the ratios specified for allocating Net Profits or Net Losses in
Article V; or

               (b) If any property is distributed in kind, immediately prior to such distribution, the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would have been allocated among the Partners as provided in Article V if there had been a taxable disposition of such property for the fair market value of such property.

          Section 13.06. TERMINATION OF PARTNERSHIP. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the partners in the manner provided for in Article XIII and the Certificate of Limited Partnership shall have been canceled in the manner required by the Act.

                                   ARTICLE XIV

                                   ARBITRATION

          Section 14.01. DISPUTE RESOLUTION. To the fullest extent permitted by the Act and other applicable law, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration pursuant to the commercial Arbitration Rules of the American Arbitration Association ("AAA"), as amended and in effect on the date that demand for arbitration is filed with the AAA. The parties hereto agree that any such controversy shall be submitted to three (3) arbitrators. Each party shall select one arbitrator. The two arbitrators selected shall then choose a third arbitrator. The arbitrator's ruling shall be binding and conclusive upon the parties hereto to the fullest extent permitted by law. Any arbitration shall occur at the offices of the AAA, New York City, or in Wilmington, Delaware, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrators shall be governed by and shall apply the substantive law of the State of Delaware in making their award and their ruling shall be binding and conclusive upon the parties hereto. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its or its own experts, evidence and legal counsel, unless otherwise determined by the Arbitrators.

                                   ARTICLE XV

                                POWER OF ATTORNEY

          Section 15.01. APPOINTMENT OF GENERAL PARTNER. Each Limited Partner hereby irrevocably constitutes and appoints the General Partner and any Liquidating Trustee as its true and lawful attorney-in-fact, in its name, place and stead, to make, execute, acknowledge and file the following documents, to the extent consistent with the other provisions of this Agreement;

               (a) This Agreement, and, to the extent required by law, the Certificate of Limited Partnership;

               (b) Any fictitious or assumed-name certificates required to be filed on behalf of the Partnership;

               (c) Any application or registration to do business in any State or Country other than, or in addition to, the State of Delaware;

               (d) Deeds, notes, mortgages, pledges, security instruments of any kind and nature, leases and such other instruments as may be necessary to carry on the business of the Partnership; provided that no such instrument shall increase the personal liability of the Limited Partners;

               (e) All certificates and other instruments that the General Partner deems appropriate or necessary to form and qualify, or continue the qualification of, the Partnership as a limited partnership in the State of Delaware and all jurisdictions in which the Partnership may intend to conduct business or own property.

               (f) Any duly adopted amendment to or restatement of this Agreement or the Certificate of Limited Partnership;

               (g) All conveyances and other instruments or documents that the General Partner deems appropriate or necessary to effect or reflect the dissolution, liquidation and termination of the Partnership pursuant to the terms of this Agreement (including a certificate of cancellation);

               (h) Any and all financing statements, continuation statements, mortgages or other documents necessary to grant to or perfect for secured creditors of the Partnership, including the General Partner and its Affiliates, a security interest, mortgage, pledge or lien on all or any of the assets of the Partnership; and

               (i) All other instruments as the attorneys-in-fact or any of them may deem necessary or advisable to carry out fully the provisions of this Agreement in accordance with its terms.

          Section 15.02. POWER COUPLED WITH INTEREST. It is expressly intended by each Limited Partner that the power of attorney granted by Section 15.0l is coupled with an interest, shall be irrevocable, and shall survive and not be affected by the subsequent disability or incapacity of such Limited Partner (or if such Limited Partner is a corporation, partnership, trust, association, limited liability company or other legal entity, by the dissolution or termination thereof).

                                   ARTICLE XVI

                                  MISCELLANEOUS

          Section 16.01. NOTICES. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be personally delivered, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmittal by telegram, telefax or telecopier, as follows:

               (a) If given to the Partnership, in care of the General Partner at its mailing address set forth on Schedule A attached hereto or at such other address as the Partnership may hereafter designate by bitten notice to the Partnership;

               (b) If given to a General Partner, at its mailing address set forth on Schedule A attached hereto or at such other address as such General Partner may hereafter designate by written notice to the Partnership; or

               (c) If given to any Limited Partner, at the address set forth opposite its name on Schedule A attached hereto, or at such other address as such Limited Partner may hereafter designate by written notice to the Partnership.

          Each notice, demand, request or communication that shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes when delivered in person or when sent to a Person at the address on Schedule A attached hereto by first-class mail or by other means of written communication.

          Section 16.02. AMENDMENTS.

               (a) Except as provided in (b) of Section 16.02, no amendment to this Agreement shall be effective or binding upon the parties hereto without the written consent of the General Partner and a Majority Vote; provided, however, that any modification or amendment that would: (i) increase the amount of the capital contributions to be made by any Limited Partner, (ii) increase the liability of the Limited Partners or (iii) materially adversely affect the rights of the Limited Partners under this Agreement shall require the consent of the General Partner and each Limited Partner. Upon receipt of a written proposal executed by Limited partners having, in the aggregate, seventy-five percent (75%) or more of the Outstanding Units for the adoption of an amendment of this Agreement, or should the General Partner desire to propose such an amendment, the General Partner shall adopt and implement a plan whereby the Limited Partners may vote for or against the adoption of such an amendment.

               (b) Notwithstanding anything herein to the contrary, the General Partner may amend this Agreement without the consent of any Limited Partner;

                    (1) to reflect the addition or substitution of Limited Partners (made in accordance with the terms hereof) or the reduction of the Capital Accounts upon the return of capital to Limited Partners;

                    (2) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein, for the benefit of the Limited Partners;

                    (3) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to add any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of the Agreement;

                    (4) to delete or add any provision from or to this Agreement requested to be so deleted or added by a state regulatory agency, the deletion or addition of which provision is deemed by such regulatory agency to be for the benefit or protection of the Limited Partners; and

                    (5) to modify any provision of this Agreement, if, in the opinion of counsel to the Partnership and the General Partner, such modification is necessary to prevent the Partnership or the General Partner from in any manner being subject to the provisions of the Investment Company Act, to prevent the Partnership from being treated for tax purposes as an association taxable as a corporation, rather than being taxable as a partnership, or to prevent the Partnership from being treated as a "publicly traded partnership" as defined in the Code.

          Section 16.03. FISCAL YEAR. The fiscal year of the Partnership shall end on December of each year or as otherwise determined by the General Partner and shall be in compliance with the requirements of the Code.

          Section 16.04. SECURITIES ACT INVESTMENT COVENANT. Each Partner represents and warrants that it is acquiring its interest in the Partnership for its own account, and not with a view to resale or distribution thereof within the meaning of the Securities Act of 1933, as amended, and that no such interest will be sold, transferred, hypothecated, or assigned by it in contravention of the Securities Act of 1933, as amended, or any state Blue Sky or securities statute.

          Section 16.05. FAILURE TO PURSUE REMEDIES. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

          Section 16.06. HEADINGS. The headings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

          Section 16.07. CUMULATIVE REMEDIES. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

          Section 16.08. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of all the parties and, to the extent permitted by this Agreement, their successors, legal representatives, and assigns.

          Section 16.09. INTERPRETATION. Throughout this Agreement and any amendment hereto, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to "Articles," "Sections" and "Paragraphs" shall refer to Corresponding provisions of this Agreement.

          Section 16.10. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          Section 16.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all Partners had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

          Section 16.12. GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                                           GENERAL PARTNER:


                                           Bonneau General, Inc.


                                           By: /s/ Martin E. Franklin
                                               ------------------------
                                               Name: Martin E. Franklin
                                               Title: Chief Executive Officer

                                            LIMITED PARTNERS:


                                            Bonneau Holdings, Inc.


                                            By: /s/ Peter Trembath
                                                -------------------------
                                                Name: Peter Trembath
                                                Title: Secretary



                                            O-Ray Holdings, Inc.


                                            By: /s/ Peter Trembath
                                                -------------------------
                                                Name: Peter Trembath
                                                Title: Secretary